CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated October 26, 2009 on Dreyfus Municipal Funds, Inc. (comprising, respectively, Dreyfus BASIC Municipal Money Market Fund, Dreyfus BASIC New Jersey Municipal Money Market Fund, Dreyfus AMT-Free Municipal Bond Fund and Dreyfus High Yield Municipal Bond Fund) for the fiscal year ended August 31, 2009 which are incorporated by reference in this Registration Statement (Form N-1A Nos. 33-42162 and 811-6377) of Dreyfus Municipal Funds, Inc.

Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York
December 18, 2009